EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Continues to Obtain Favorable Drill and Metallurgical Results at Lookout Mountain

Coeur d’Alene, Idaho – January 20, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to report that the most recent results of the Company’s drilling and metallurgical testing at Lookout Mountain continue to demonstrate significant  mineralized intervals and excellent leach characteristics for the recovery of gold.

Hole number BHSE-037C returned a broad zone of gold mineralization that graded 0.032 opt (1.10 g/t) of gold over 167 feet (50.9 metres).  Within that zone, the oxidized interval was 82 feet (25 metres) with a gold grade of 0.045 opt (1.54 g/t) and 85% gold recovery.

Seven surface core holes were drilled within the resource area to test gold recoveries.  All material from the seven holes was submitted to Kappes, Cassiday & Associates (KCA) in Reno for qualitative metallurgical lab testing.  As a precursor to full-scale column testing, the samples were analyzed using a NaCN shake test.  The gold recovery from oxidized mineralization was excellent, ranging from 85.0% to 97.2%. These results serve as a preliminary indicator to the potential gold recovery, and the samples will be further tested by the column leach tests.

The Company also collected four bulk channel samples within the historic Lookout Mountain Pit for metallurgical testing.  After a column leach time at KCA of only 14 days, the oxide samples have returned promising gold recoveries from 63% to 84%.  Sulfide samples returned gold recoveries of approximately 43%.  The column tests will run for approximately 30-60 days during which gold recoveries should continue to improve.  The recoveries for the sulfide material are encouraging, and they represent only a small portion of the total resource which would be processed separately from the oxide material. While metallurgical testing in on-going, the oxide samples continue to demonstrate excellent gold recoveries, indicating lower processing costs and favorable economics for future production.

Paul Dircksen, Timberline’s Executive Chairman and Vice-President of Exploration stated, “We continue to see very positive results from the drilling at Lookout Mountain.  The excellent gold recoveries without the need for crushing are a very positive indicator for this type of sediment-hosted, widely-disseminated gold mineralization.  It should be noted that the average gold recovery for heap leach gold operations in Nevada is 70%, so our preliminary results are very promising.  Our drilling is nearly complete, and we expect to produce a 43-101 technical report with a compliant resource estimate in early March.”

Significant drill results and gold recoveries include:

Hole ID	From Feet (ft) Metres (m)	To Feet (ft) Metres (m)	Length Feet (ft) Metres (m)	Gold Grade*	Gold Recovery	Comments
BHSE-026C	417 ft 127.1 m	471 ft 143.6 m	54 ft 16.5 m	0.033 opt 1.13 g/t	96.9%	Oxide
BHSE-028C	277 ft 84.4 m	358 ft 109.1 m	81 ft 24.7 m	0.017 opt 0.58 g/t	In Process	Oxide
BHSE-029C	612 ft 186.5 m	646 ft 196.9 m	34 ft 10.4 m	0.024 opt 0.82 g/t	58.5%	Oxide / Sulfide
BHSE-031C	52 ft 15.9 m	73 ft 22.3 m	21 ft 6.4 m	0.030 opt 1.03 g/t	89.0%	Oxide
BHSE-031C	125 ft 38.1 m	235 ft 71.6 m	110 ft 33.5 m	0.015 opt 0.52 g/t	90.3%	Oxide

BHSE-036C	27 ft 8.2 m	84 ft 25.6 m	38 ft 11.6 m	0.032 opt 1.10 g/t	94.7%	Oxide
BHSE-036C	181 ft 55.2 m	192 ft 58.5 m	11 ft 3.4 m	0.048 opt 1.64 g/t	97.2%	Oxide
BHSE-037C	362 ft 110.3 m	444 ft 135.3 m	82 ft 25.0 m	0.045 opt 1.54 g/t	85.0%	Oxide
BHSE-043C	206 ft 62.8 m	228 ft 69.5 m	22 ft 6.7 m	0.019 opt 0.65 g/t	93.5%	Oxide

* Troy ounces per ton (opt) and grams per tonne (g/t)

Paul Dircksen is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in early 2012, where the Company has also undertaken additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randy Hardy, CEO
Phone: 208.664.4859

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